CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses and to the use of our reports dated July 22, 2011 for the USAA Cornerstone Moderate Fund (formerly the USAA Balanced Strategy Fund) and the USAA Cornerstone Moderately Aggressive Fund (formerly the USAA Cornerstone Strategy Fund) on the financial statements and financial highlights as of and for the period ended May 31, 2011 in the Post-Effective Amendment Number 74 to the Registration Statement (Form N-1A  No. 33-65572).

/s/ ERNST & YOUNG LLP

San Antonio, Texas
June 4, 2012